Exhibit 10.64

Confidential material appearing in this document has been omitted and filed separately with the Securities and Exchange Commission in accordance with Rule 24b-2, promulgated under the Securities and Exchange Act of 1934, as amended. Omitted information has been replaced with asterisks.

EQUIPMENT REVENUE SHARING AGREEMENT

This EQUIPMENT LEASE AGREEMENT (“Agreement”) is made and entered into on November 16, 2011, by and between EWRS TIBBİ CİHAZLAR LTD. TURKEY, a limited liability company (“EWRSEWRS”) and FLORENCE NIGHTINGALE HASTANESİ A.Ş., a Turkish corporation (“Hospital”), with reference to the following facts:

RECITALS

A.           EWRS intends to purchase a Leksell Stereotactic Gamma Knife Perfexion Unit (the “Equipment”) of which the details are stated in Exhibit 1 and which it will acquire from Elekta Instruments, A.B., a Swedish corporation (“Elekta”).

B.           Hospital wishes to use and operate the Equipment of EWRS, and EWRS is willing to place the Equipment to Hospital, upon the terms, covenants, conditions and agreements set forth in this Agreement.

Hospital and EWRS may be referred individually as “Party”, collectively as “Parties”

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Revenue Sharing Agreement. Subject to and in accordance with the covenants and conditions set forth in this Agreement, EWRS hereby agrees to the Equipment at Hospital, and Hospital hereby agrees to operate and the Equipment of EWRS,. The Equipment to be to be placed at Hospital and used used by Hospital pursuant to this Agreement shall be the Leksell Gamma Knife Perfexion, including all standard hardware and software related thereto.

2.          LGK Agreement. Simultaneously with the execution of this Agreement, Hospital and Elekta shall enter into that certain LGK Agreement (the “LGK Agreement”) a copy of which is attached hereto as Exhibit A. Hospital shall perform, satisfy and fulfill all of its obligations arising under the LGK Agreement when and as required thereunder. Hospital acknowledges that EWRS is a third party beneficiary of the LGK Agreement and, in that capacity, EWRS shall be entitled to enforce Hospital’s performance, satisfaction and fulfillment of its obligations thereunder.

Exhibit 10.64

3.           Term of the Agreement. The term of this Agreement (the “Term”) shall commence as of the date hereof and, unless earlier terminated shall continue for a period of twelve (12) years following the performance of the first clinical Gamma Knife procedure (the “First Procedure Date”) at the Site. Hospital’s obligation to make the payments to EWRS for the Equipment described in Section 8 below shall commence as of the First Procedure Date.

4.           User License; EWRS Policy Committee.

4.1           Hospital shall, at its sole cost and expense, apply for and obtain in a timely manner a User License and Site License, stating that the site is as per TAEK (Turkish Atomic Energy Council) requirements and, if necessary, from any applicable county and district councils authorizing it to take possession of and maintain the Cobalt supply required in connection with the use of the Equipment during the term of this Agreement. EWRS shall, at its sole cost and expense, be responsible for the import license for the cobalt source. Hospital shall, at its sole cost and expense, apply for and obtain in a timely manner all other licenses, permits, approvals, consents and authorizations which may be required by county or local governmental or other regulatory agencies for the development, construction and preparation of the Site, the charging of the Equipment with its Cobalt supply, the conduct of acceptance tests with respect to the Equipment, and the use of the Equipment during the Term, as more fully set forth in Article 2.1 of the LGK Agreement and shall maintain these during the Term.

5.           Delivery of Equipment; Site.

5.1           EWRS shall coordinate with Elekta and Hospital to have the Equipment delivered to Hospital at İstanbul Gayrettepe at F.O.B. loading dock (the “Site”) on or prior to the delivery date agreed upon by Hospital and EWRS, but in any case, after and on condition that the Hospital concludes all necessary agreements and arrangements with Social Security Institution and any other public patient, governmental re-imbursement program for Procedures.

Subject to the procurement of finance by EWRS stated in Article 14 below, the Equipment shall be delivered to the Hospital within 12 weeks following the Hospital obtains all necessary permits and licenses (the ones that are possible to be obtained before the delivery of the Equipment) for the placement of the Equipment , but in any case prior to the date of 01.07. 2011. In the event that the Equipment is not delivered to the Hospital prior to the date of 01.06.2012, the Party responsible for the delay (For Hospital not completing the permit, license and Site construction as stated in Article 6.4 below, for EWRS not delivering the Equipment to the Hospital) shall pay the other Party delay penalty at the amount of * for each week until the delivery is made accordingly. In the event that the delivery cannot be made until the date of 01.09.2012 (long stop date), this Agreement shall be deemed as terminated and the Party which has no negligence, may, in addition to the delay penalties, claim its costs and expenses regarding the signature and performance of this Agreement.

Exhibit 10.64

5.2           Subject to Section 6 below, Hospital, at its cost and expense, shall provide a safe, convenient Site for the Equipment. The location of the Site shall be subject to the prior approval of EWRS.

6.           Site Preparation and Installation of Equipment.

6.1           Hospital, at its cost and expense, shall prepare all plans and specifications required to prepare, construct and improve the Site for the installation, use and operation of the Equipment during the Term. The plans and specifications (i) shall be approved by EWRS, which approval shall not be unreasonably withheld or delayed; (ii) shall comply in all respects with the site planning criteria attached as Exhibit [•] to the LGK Agreement (collectively the “Site Planning Criteria”); and (iii) to the extent required by applicable law, shall be submitted to all regulatory agencies for their review and approval. Hospital, at its cost and expense, shall obtain and maintain all permits, certifications, approvals or authorizations required by applicable jurisdiction laws, rules or regulations necessary to prepare, construct and improve the Site as provided above and for use and operation of the Equipment during the term of this agreement.

6.2           Hospital, at its cost and expense, shall prepare, construct and improve the Site as necessary for the installation, use and operation of the Equipment during the Term, including, without limitation, providing all temporary or permanent shielding required for the charging of the Equipment with the Cobalt supply and for its subsequent use, selecting and constructing a proper foundation for the Equipment and the temporary or permanent shielding, aligning the Site for the Equipment, and installing all electrical systems and other wiring required for the Equipment. In connection with the construction of the Site, Hospital, at its cost and expense, shall select, purchase and install all radiation monitoring equipment, devices, safety circuits and radiation warning signs required at the Site in connection with the use and operation of the Equipment.

6.3           EWRS, at its cost and expense, shall be responsible for the rigging and installation of the Equipment at the Site, including the positioning of the Equipment on its foundation at the Site in compliance with the Site Planning Criteria.

6.4           With respect to the placement of Equipment, Hospital shall use its best efforts to satisfy its obligations under this Section 6 in a timely manner. Hospital shall keep EWRS informed on a regular basis of its progress in the design of the Site, the preparation of plans and specifications, the construction and improvement of the Site, and the satisfaction of its other obligations under this Section 6. In all events, Hospital shall complete all construction and improvement of the Site required for the installation, positioning and testing of the Equipment on or prior to the delivery date described in Section 5.1 above.

6.5           During the Term, Hospital, at its cost and expense, shall maintain the Site in a good working order, condition and repair, reasonable wear and tear excepted.

Exhibit 10.64

7.           Marketing Support.

7.1         Not less than ninety (90) days prior to the First Procedure Date and the commencement of each succeeding twelve (12) month period during the Term, EWRS and Hospital shall jointly develop an annual marketing plan, budget and timeline, which shall be implemented by EWRS, based on the approved budget and timeline. The Hospital and EWRS agree that the annual marketing plan shall not include an aggressive marketing plan that would harm the reputation of the Hospital Hospital’s approval of such plan, budget and timeline shall not be unreasonably withheld or delayed. If Hospital has not approved or disapproved the same within thirty (30) days following its receipt, Hospital shall be deemed to have approved the same. Any out-of-pocket marketing expenses paid to unrelated third parties that are included in the marketing plan budget shall be reimbursed through Gamma Knife revenues prior to distribution to either Party. It is anticipated that the annual marketing budget will be approximately *. Any marketing efforts conducted independently by Hospital shall be at Hospital’s expense, and subject to coordination with EWRS.

7.2         The Gamma Knife program at the Hospital shall be given a name mutually agreed to by EWRS and Hospital (the “Program”). All communications to the public regarding the Program may identify the Program as being associated with EWRS and Hospital, provided that all such communications are in accordance with the communications and marketing plan adopted or approved by Hospital and EWRS. Hospital shall use its best efforts to promote the Program and to encourage the use thereof by the Public and medical community.

8.           Net Revenue Sharing Arrangement.

8.1         Amount. As rent for the Hospital’s use of the Equipment pursuant to this Agreement (“Net Revenue Payment”), Hospital shall pay to EWRS an amount equal to * of “Net Revenues.” Net Revenues are defined as *.

8.2         Calculation of Net Revenue Payments and Direct Operating Expenses. The amount due to EWRS hereunder shall be determined and paid on a monthly basis throughout the Term and any extensions thereof, and thereafter to the extent any Gross Collections associated with Procedures during the Term or any extensions thereof are received subsequent to termination of this Agreement. Within thirty (30) days after the last day of each calendar month of the Term and any extensions thereof (and upon the termination or expiration of the Term or any extensions thereof with respect to a period shorter than a calendar month), each party shall submit to the other a written statement setting forth such party's respective Direct Operating Expenses.

* (also refer to Section 8.5(d). *.

Each party’s respective Direct Operating Expenses shall be determined in good faith in accordance with Generally Accepted Accounting Principles (“GAAP”) consistently applied and with the terms of this Agreement. Significant costs and expenses incurred by both parties are enumerated in Exhibit 1.

Exhibit 10.64

8.3         Payment to EWRS. The Net Revenue Payments payable to EWRS pursuant to Section 8.1 above, together with EWRS's Direct Operating Expenses for such month (or portion thereof) (collectively, the "EWRS Monthly Reimbursement"), shall be due and payable by Hospital thirty (30) days after the last day of each calendar month of the Term and any extensions thereof (and upon the termination or expiration of the Term). If EWRS shall at any time accept any portion or all of the EWRS Monthly Reimbursement after it shall become due, such acceptance shall not constitute or be construed as a waiver of any or all of EWRS's rights under this Agreement, including the rights of EWRS set forth in Section 19 hereof. Notwithstanding the foregoing, with respect to any month for which Gross Collections are equal to or less than the sum of each party's respective Direct Operating Expenses, such Gross Collections shall be used to pay the pro rata portion of Hospital's Direct Operating Expenses and EWRS's Direct Operating Expenses. Any shortfall in the reimbursement of each party's Direct Operating Expenses shall be carried over to the next month(s) and shall be paid in full from Gross Collections prior to the payment of any Net Revenue Payments to EWRS, or distribution to Hospital or any of its affiliates.

8.4         Inspection of Records. Throughout the Term and thereafter until final settlement of all amounts owed to or claimed by either party under this Agreement, each party, at its own expense, shall have the right upon request and from time-to-time, to inspect, audit and copy the other party's books and records which relate to the accounting for and calculation of Gross Collections and Direct Operating Expenses. In any event Hospital, at the end of each calendar month during the term, shall submit all invoices, records and books showing all Procedures performed in the respective month to EWRS. Furthermore, Hospital shall give EWRS a weekly report regarding the Procedures performed in all departments of the Hospital including the patient names together with their reimbursement authority.

8.5         Reimbursement for Gamma Knife Procedures. Hospital shall use its best efforts to renegotiate Hospital's existing contracts to include coverage for stereotactic radiosurgery services utilizing the Equipment to be provided through the Program and to include in new contracts provisions covering such services. "EWRS's Direct Operating Expenses” shall equal *.

(a)          "Hospital's Direct Operating Expenses" shall be equal to *.

(c)          Total EWRS and Hospital Direct Operating Expenses are not expected to exceed * of Gross Collections. See Exhibit 1. for schedule of Expenses.

(d)          "Procedure" means any treatment that involves stereotactic, external, single fraction [and/or multiple fractions up to and including 5 fractions], conformal radiation, commonly called radiosurgery, that may include one or more isocenters during the patient treatment session, delivered to any site(s) superior to the foramen magnum, which Procedure is performed by Hospital, its representatives, affiliates, joint ventures and/or partnerships, on an inpatient or outpatient basis using any of the Equipment.

9.           Use of the Equipment.

9.1         The Equipment shall be used by Hospital only at the Site and shall not be removed therefrom. Hospital shall use the Equipment only in the regular and ordinary course of Hospital’s business operations and only within the capacity of the Equipment as determined by Elekta’s specifications. Hospital shall not use nor permit the Equipment to be used in any manner nor for any purpose which the Equipment is not designed or reasonably suitable as indicated to Hospital by Elekta or EWRS.

Exhibit 10.64

9.2         This is an agreement of lease only. Nothing herein shall be construed as conveying to Hospital any right, title or interest in or to the Equipment, except for the express leasehold interest granted to Hospital for the Term. All Equipment shall remain personal property (even though said Equipment may hereafter become attached or affixed to real property) and the title thereto shall at all times remain exclusively in EWRS.

9.3         During the Term, upon the request of EWRS, Hospital shall promptly affix to the Equipment in a prominent place, or as otherwise directed by EWRS, labels, plates, insignia, lettering or other markings supplied by EWRS indicating EWRS’s ownership of the Equipment, and shall keep the same affixed for the entire Term. Hospital hereby authorizes EWRS to cause this Revenue Sharing Agreement or any statement or other instrument showing the interest of EWRS in the Equipment to be filed or recorded, or refiled or re-recorded, with all governmental agencies considered appropriate by EWRS, at EWRS’s cost and expense. Hospital also shall promptly execute and deliver, or cause to be executed and delivered, to EWRS any statement or instrument requested by EWRS for the purpose of evidencing EWRS’s interest in the Equipment, including financing statements and waivers with respect to rights in the Equipment from any owners or mortgagees of any real estate where the Equipment may be located.

9.4         At Hospital’s cost and expense, Hospital shall (a) protect and defend EWRS’s ownership of and title to the Equipment from and against all persons claiming against or through Hospital, (b) at all times keep the Equipment free from any and all liens, encumbrances, attachments, levies, executions, burdens, charges or legal processes imposed against Hospital, and (c) give EWRS immediate written notice of any matter described in clause (b).

10.         Additional Covenants of Hospital. In addition to the other covenants of Hospital contained in this Agreement, Hospital shall, at its cost and expense.

10.1       In coordination with EWRS, provide properly trained, technical and support personnel and supplies required for the proper performance of Gamma Knife procedures utilizing the Equipment. The cost of technical and support personnel (non-physician) and supplies required for the proper performance of Gamma Knife procedures utilizing the Equipment shall be reimbursed to Hospital from Gross Collections. In this regard, Hospital shall use its best efforts to maintain on staff a minimum of two (2) Gamma Knife trained teams comprised of neurosurgeons and physicists.

10.2       In coordination with EWRS, direct, supervise and administer the provision of all Hospital services relating to Gamma Knife Procedures in accordance with all applicable laws, rules and regulations.

10.3       Use best efforts to keep and maintain the Equipment and the Site fully protected, secure and free from unauthorized access or use by any person.

10.4 In respect of the Procedures, Hospital shall be the sole responsible and liable party against the patients and any other real or legal persons, authorities etc. for any and all damages, losses and claims of such persons and authorities. Nothing in this Agreement can be understood as EWRS will have any responsibility and/or liability for the performance of the Procedures and any other related medical treatment.

Exhibit 10.64

11.         Additional Covenants of EWRS. In addition to the other covenants of EWRS contained in this Agreement, EWRS, at its cost and expense, shall:

11.1       Use its best efforts to require Elekta to meet its contractual obligations to EWRS and Hospital upon delivery of the Equipment and put the Equipment, as soon as reasonably possible, into good, safe and serviceable condition and fit for its intended use in accordance with the manufacturer’s specifications, guidelines and field modification instructions.

11.2       Ensure Hospital’s quiet enjoyment and use of the Equipment, free of the rights of any other persons except for those rights reserved by EWRS or granted to Elekta under the LGK Agreement or the Purchase Agreement.

11.3       EWRS and Hospital shall mutually select an individual to be located at the Site to provide Gamma Knife administrative and marketing support services. The individual’s duties shall include but not be limited to scheduling Gamma Knife patients and coordinating professional and technical personnel and support services to perform said Gamma Knife treatment. This individual shall also verify patient insurance. The individual shall also assist with marketing activities on an as needed basis. This individual is provided by the Hospital and the cost of the individual shall be reimbursed from Gross Collections. EWRS and Hospital shall mutually agree on individual.

12.         Maintenance of Equipment; Damage or Destruction of Equipment.

12.1       During the Term and except as otherwise provided in this Agreement, EWRS, at its cost and expense, shall (a) maintain the Equipment in good operating condition and repair, reasonable wear and tear excepted, (b) subject to Hospital’s compliance with its obligations under the LGK Agreement and under Sections 4, 5, 9, 10, 12, 13 and 16 hereunder, cause the equipment to be in compliance with all applicable regulations, and (c) maintain in full force and effect a Service Agreement with Elekta and any other service or other agreements required to fulfill EWRS’s obligation to repair and maintain the Equipment under this Section 12. Hospital shall promptly notify EWRS in the event of any damage or destruction to the Equipment or of any required maintenance or repairs to the Equipment, and EWRS shall, or shall cause its agent to, respond to any such maintenance request within a reasonable time periods soon as possible and practical. In addition, EWRS shall pursue all remedies available to it under the Service Agreement and under any warranties made by Elekta with respect to the Equipment so that the Equipment will be free from defects in design, materials and workmanship and will conform to Elekta’s technical specifications concerning the Equipment.

12.2       EWRS and Elekta shall have the right to access the Equipment for the purpose of inspection and the performance of repairs at all reasonable times, upon reasonable advance notice and with a minimum of interference or disruptions to Hospital’s regular business operations.

Exhibit 10.64

12.3       Hospital shall be liable for any damage to or destruction of the Equipment caused by the misuse, improper use, or other intentional and wrongful or negligent acts or omissions of Hospital’s officers, employees, agents, and contractors. In the event the Equipment is damaged as a result of the misuse, improper use, or other intentional and wrongful or negligent acts or omissions of Hospital’s officers, employees, agents and contractors (other than EWRS and Elekta), to the extent such damage is not covered by the Service Agreement or any warranties or insurance, EWRS may service or repair the Equipment as needed for a reasonable cost and the cost thereof shall be paid by Hospital to EWRS immediately upon written request; provided that, if EWRS’s charges and costs for such service or repair are not paid in full by Hospital within sixty (60) days after EWRS’s request therefore, in addition to such charges and costs, Hospital shall pay interest thereon to EWRS until paid in full at the annual rate of five percent (5%) in excess of the Federal Reserve Discount Rate then in effect, as published in the Wall Street Journal or similar publication (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) and costs incurred by EWRS in collecting such amount from Hospital (other than attorneys’ fees). Any work so performed by EWRS shall not deprive EWRS of any of its rights, remedies or actions against Hospital for such damages.

12.4       If the Equipment is rendered unusable as a result of any failure of, physical damage to or destruction of the Equipment due to the reasons other than the ones stated in 12.3, Hospital shall give EWRS written notice thereof. EWRS shall determine, within thirty (30) days after it is given written notice of such damage or destruction, whether the Equipment can be repaired. Subject to Section 12.3 above, in the event EWRS determines that the Equipment cannot be repaired, at the election of EWRS in EWRS’s sole and absolute discretion, (a) EWRS, at its cost and expense, may replace the Equipment as soon as reasonably possible taking into account the availability of replacement equipment from Elekta, Elekta’s other then existing orders for equipment, and the then existing limitations on Elekta’s manufacturing capabilities, and (b) in such event, this Agreement shall continue in full force and effect as though such damage or destruction had not occurred.

13.         Alterations, Upgrades and Cobalt-60 Reload of Equipment. Hospital shall not make any modifications, alterations or additions to the Equipment (other than normal operating accessories or controls) without the prior written consent of EWRS. Hospital shall not, and shall not permit any person other than representatives of Elekta or any other person authorized by EWRS to, effect any inspection, adjustment, preventative or remedial maintenance, or repair to the Equipment without the prior written consent of EWRS. All modifications, alterations, additions, accessories or operating controls incorporated in or affixed to the Equipment (herein collectively called “additions” and included in the definition of “Equipment”) shall become the property of the EWRS upon termination of this Agreement. The Equipment will undergo a Cobalt-60 reload at approximately the start of the seventh year of operation. The actual timing of this re-load is at the discretion of EWRS. The cost to perform a Cobalt reload will be borne by *.

14.         Financing of Equipment by EWRS. EWRS, in its sole discretion, may finance the Equipment. Financing may be in the form of an installment loan, a capitalized lease or other commercially available debt or financing instrument. If EWRS finances the Equipment through an installment loan, EWRS shall be required to provide the Equipment as collateral for the loan. If EWRS finances the Equipment through a capitalized lease, title shall vest with the lessor until such time as EWRS exercises its buy-out option under the lease, if any. If required by the lender, lessor or other financing entity (the “Lender”), EWRS may assign its interest under this Agreement as security for the financing. Hospital’s interest under this Agreement shall be subject to the interests of the Lender and Hospital shall execute such documentation as the Lender shall reasonably require in furtherance of this Section; provided, however, such assignment shall not relieve EWRS of its obligation to Hospital under this Agreement.

Exhibit 10.64

14.1       This Agreement is subject to EWRS procuring financing for equipment on terms acceptable to EWRS. Unless such financing is procured by EWRS, this Agreement will be null and void and Hospital shall have no right or claim against EWRS in any kind whatsoever.

15.         Taxes. EWRS shall pay all sales or use taxes imposed or assessed in connection with the purchase of the Equipment and all personal property taxes imposed, levied or assessed on the ownership and possession of the Equipment during the Term. All other taxes, assessments, licenses or other charges imposed, levied or assessed on the Equipment during the Term shall be paid by Hospital before the same shall become delinquent, whether such taxes are assessed or would ordinarily be assessed against EWRS or Hospital. In case of a failure by Hospital to pay any taxes, assessments, licenses or other charges when and as required under this Section, EWRS may (in EWRS’s sole and absolute discretion) pay all or any part of such taxes, in which event the amount paid by EWRS shall be immediately payable by Hospital to EWRS upon written request; provided that, if EWRS is not repaid in full by Hospital within sixty (60) days after EWRS’s request therefore, in addition to the repayment of the amounts paid by EWRS, Hospital shall pay interest thereon to EWRS until paid in full at the annual rate of five percent (5%) in excess of the Federal Reserve Discount Rate then in effect, as published in the Wall Street Journal or similar publication (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) and costs incurred by EWRS in collecting such amount from Hospital.

16.         No Warranties by EWRS. Hospital warrants that as of the First Procedure Date, it shall have (a) thoroughly inspected the Equipment, (b) determined that the Equipment is consistent with the size, design, capacity and manufacture selected by it, and (c) satisfied itself that to the best of its knowledge the Equipment is suitable for Hospital’s intended purposes and is good working order, condition and repair at the time of acceptance. EWRS SUPPLIES THE EQUIPMENT UNDER THIS AGREEMENT IN ITS “AS IS” CONDITION. EWRS, NOT BEING THE MANUFACTURER OF THE EQUIPMENT OR THE MANUFACTURER’S AGENT, MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESSED OR IMPLIED, AS TO THE EQUIPMENT’S MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, DESIGN, CONDITION, DURABILITY, CAPACITY, MATERIAL OR WORKMANSHIP OR AS TO PATENT INFRINGEMENT OR THE LIKE. As between EWRS and Hospital, Hospital shall bear all risks with respect to the foregoing warranties. EWRS shall not be liable for any direct, indirect and consequential losses or damages suffered by Hospital or by any other person for, and Hospital expressly waives any right to hold EWRS liable hereunder for, any claims, demands and liabilities arising out of or in connection with the design or manufacture, possession or operation of the Equipment, including injury to persons or property resulting from the failure of, defective or faulty design, operation, condition, suitability or use of the Equipment. All warranty or other similar claims with respect to the Equipment shall be made by Hospital solely and exclusively against persons other than EWRS, including Elekta or any other manufacturers or suppliers. In this regard and with prior written approval of EWRS, Hospital may, in EWRS’s name, but at Hospital’s sole cost and expense, enforce all warranties, agreements or representations, if any, which may have been made by Elekta or manufacturers, suppliers or other third parties regarding the Equipment to EWRS or Hospital. EWRS shall not be responsible for the operation of the Equipment, however it shall be EWRS’s responsibility that the equipment be properly maintained. EWRS and Hospital shall mutually agree to an acceptable delivery date for the Equipment.

Exhibit 10.64

17.         Termination for Economic Justification.

17.1       Following the initial twenty-four (24) months after the First Procedure Date and following each subsequent 12 month period thereafter during the Term, EWRS shall have the option to terminate this Agreement if, within a reasonable period of time after EWRS’s written request, Hospital does not provide EWRS with a reasonable economic justification to continue this Agreement and the provision of Gamma Knife services at the Hospital. EWRS’s determination shall be based upon the utilization of the Equipment and other factors considered relevant by EWRS in the exercise of its discretion. If EWRS elects to terminate pursuant to this Section, EWRS shall give written notice thereof to Hospital not less than ninety (90) days prior to the effective date of the termination designated in EWRS’s written notice.

17.2       Notwithstanding the provisions of Section 17.1, if at any time during the Term of this Agreement, Hospital is suspended or terminated from participation in any public patient, governmental re-imbursement program for Procedures, EWRS shall have the option to terminate this Agreement immediately by giving written notice thereof to Hospital.

17.3       As a result of any termination of this Agreement pursuant to this Section, EWRS may enter upon the Site under Hospital supervision and remove the Equipment and any improvements made by EWRS to the Site without liability of any kind or nature for appropriate removal or EWRS may demand that Hospital remove and return the Equipment and such improvements to EWRS, all at EWRS’s sole cost and expense. EWRS shall restore the Site to a similar pre-deinstallation appearance and condition.

18.         At the end of the Term, Hospital shall purchase and take ownership of the Equipment for an amount of * . For the avoidance of doubt, purchasing and taking the ownership of the Equipment at the end of the term is not an option for Hospital but an obligation.

19.         Events of Default by Hospital and Remedies.

19.1       The occurrence of any one of the following shall constitute an event of default under this Agreement (an “Event of Default”):

19.1.1   Hospital fails to pay any Net Revenue Payment when due pursuant to Paragraph 8 above and such failure continues for a period of thirty (30) days after written notice thereof is given by EWRS or its assignee to Hospital; however, if Hospital cures the rent payment default within the applicable thirty (30) day period, such default shall not constitute an Event of Default.

19.1.2   Hospital attempts to remove, sell, transfer, encumber, assign, sublet or part with possession of the Equipment or any items thereof, except as expressly permitted herein.

Exhibit 10.64

19.1.3   Hospital fails to observe or perform any of its covenants, duties or obligations arising under this Agreement or the LGK Agreement and such failure continues for a period of thirty (30) days after written notice thereof by EWRS to Hospital; however, if Hospital cures the default within the applicable thirty (30) day period or if the default reasonably requires more than thirty (30) days to cure, Hospital commences to cure the default during the initial thirty (30) day period and Hospital diligently completes the cure as soon as reasonably possible following the end of the thirty (30) day period, such default shall not constitute an Event of Default.

19.1.4   Hospital ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders shall take any action looking to its dissolution or liquidation.

19.1.5   Within sixty (60) days after the commencement of any proceedings against Hospital seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within thirty (30) days after the appointment without Hospital’s consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.

19.2       Upon the occurrence of an Event of Default with respect to Hospital, EWRS may at its option do any or all of the following:

19.2.1   By written notice to Hospital, immediately terminate this Agreement as to the Equipment, wherever situated. As a result of the termination, EWRS may enter upon the Site and remove the Equipment and any improvements made by EWRS to the Site without liability of any kind or nature for so doing or EWRS may demand that Hospital remove and return the Equipment and such improvements to EWRS, all at Hospital’s sole cost and expense.

19.2.3   Sell, dispose of, hold, use or lease the Equipment or any improvements made by EWRS to the Site, as EWRS in its sole and absolute discretion may determine (and EWRS shall not be obligated to give preference to the sale, lease or other disposition of the Equipment or improvements over the sale, lease or other disposition of similar Equipment or improvements owned or leased by EWRS).

In addition to the foregoing remedies, Hospital shall be liable to EWRS for all reasonable costs and expenses incurred by EWRS as a result of the Event of Default or the exercise of EWRS’s remedies.

Exhibit 10.64

19.3       Upon termination of this Agreement or the exercise of any other rights or remedies under this Agreement or available under applicable law following an Event of Default, Hospital shall, without further request or demand, pay to EWRS all Net Revenue Payments and other sums then owing under this Agreement. Hospital shall in any event remain fully liable for all damages as may be provided by law and for all costs and expenses incurred by EWRS on account of such default, including but not limited to, all court costs. The rights and remedies afforded EWRS under this Agreement shall be deemed cumulative and not exclusive, and shall be in addition to any other rights or remedies to EWRS provided by law or in equity.

20.         Insurance.

20.1       During the Term, EWRS shall, at its cost and expense, purchase and maintain in effect an all risk property and casualty insurance policy covering the Equipment. The all risk property and casualty insurance policy shall be for an amount not less than the replacement cost of the Equipment. The all risk property and casualty insurance policy maintained by EWRS shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by EWRS to Hospital upon request following the commencement of this Agreement and as of each annual renewal of such policy during the Term.

20.2       During the Term, Hospital shall, at its cost and expense, purchase and maintain in effect general and professional liability insurance covering the use or operation of the Equipment by Hospital’s employees and agents. The general and professional liability insurance policies shall each provide coverage in amounts not less than One Million Dollars ($1,000,000.00) per occurrence and One and Five Million Dollars ($5,000,000.00) annual aggregate. The policies to be maintained by Hospital hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by Hospital to EWRS no later than the First Procedure Date and as of each annual renewal of such policies during the Term.

20.3       During the construction of the Site and prior to the First Procedure Date, Hospital, at its cost and expense, shall purchase and maintain a general liability insurance policy which conforms with the coverage amounts and other requirements described in Section 20.2 above and which names EWRS as an additional insured party. The policy to be maintained by Hospital hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by Hospital to EWRS prior to the commencement of any construction at the Site.

20.4       During the Term, Hospital shall purchase and maintain all workers compensation insurance to the maximum extent required by applicable law: In this respect, the Parties shall create a severance payment fund with the condition to be mutually agreed on Severance Payment Fund expenses and costs shall be included in Parties Direct Operating Costs.

Exhibit 10.64

21.         Indemnification.

21.1       Hospital and EWRS each hereby covenants and agrees that it will defend, indemnify and hold the other party and the other party's officers, directors, members, employees and agents at all times harmless from and against any loss, damage and expense (including reasonable attorneys’ fees and other costs of defense) caused by or arising out of: (i) any liability or obligation related to the business of the indemnifying party prior to the date hereof; (ii) any obligation or liability arising from services provided under this Agreement by the indemnifying party to the extent any such liability or obligation directly results from the negligence or intentional misconduct of the indemnifying party, it’s employees or agents ; or (iii) any obligation or liability resulting from a breach of any provision of this Agreement by the indemnifying party, it’s employees or agents. The obligations of the parties under this Section shall survive the expiration or earlier termination of this Agreement.

21.2       Any party that intends to enforce an indemnity obligation shall give the indemnifying party notice of any claim as soon as possible, but the failure to give such notice shall not constitute a waiver or release of the indemnifying party and shall not affect the rights of the indemnified party to recover under this indemnity, except to the extent the indemnifying party is materially prejudiced thereby. In connection with any claim giving rise to indemnity under this Section resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party, at its sole cost and expense, may, upon written notice to the indemnified party, assume control of the defense of such claim or legal proceeding, to the extent that the indemnifying party admits in writing its indemnification liability to the indemnified party with respect to all material elements thereof. If the indemnifying party assumes the defense of any such claim or legal proceeding, the obligations of the indemnifying party hereunder as to such claim or legal proceeding shall be to take all steps necessary in the defense or settlement thereof and to hold the indemnified party harmless from and against any losses, damages, expenses or liability caused by or arising out of any settlement approved by the indemnifying party and the indemnified party or any judgment in connection with such claim or legal proceeding. Each indemnified party shall cooperate with the indemnifying party in the defense of any such action, the defense of which is assumed by the indemnifying party. Except with the consent of the indemnified party, which consent may be withheld at the indemnified party’s sole discretion, the indemnifying party shall not consent to any settlement or the entry of any judgment arising from any such claim or legal proceeding which, in each case, does not include as an unconditional term thereof the delivery by the claimant or the plaintiff to the indemnified party of a release from all liability in respect thereof. If the indemnifying party does not assume the defense of any claim or litigation, any indemnified party may defend against such claim or litigation in such manner as it may deem appropriate, including but not limited to settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate. The indemnifying party will, promptly after any of the same is incurred, reimburse the indemnified party in accordance with the provisions hereof for all damages, losses, liabilities, costs and expenses incurred by the indemnified party.

Exhibit 10.64

21.3       The indemnity obligations under this Section shall survive the termination of this Agreement with respect to events occurring during or relating to the Term.

22.         Miscellaneous.

22.1       EWRS’S Competing Activities: Hospital, as being aware of the fact that EWRS’s activities are operating, selling, leasing or otherwise letting third persons use Lexell Gamma Knife and alike equipments, medical devices, accept and declare that EWRS and/or its shareholders, affiliates, its shareholders’s companies may lease, sell to or otherwise let the use of Lexell Gamma Knife Equipment and/or its alikes and/or other medical devices of any kind to other hospital and/or health entities whether public or private within Turkey including Istanbul or any any where else, may execute agreement similar to this Agreement with third persons, may perform activities competing Hospital’s activities and/or the activities stated herein this Agreement, that they are free for all these issues, and that this Agreement shall not obstruct EWRS and/or its shareholders, affiliates, its shareholders’s companies to perform the same or similar transactions and activities stated in this Agreement or with the subject of this Agreement with third persons, and Hospital shall have no claim whatsoever against EWRS and/or its shareholders, affiliates, its shareholders’s companies.

22.2       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither party shall assign this Agreement nor any of its respective rights (except assignment by EWRS of its interests as stated in Section 14) hereunder and Hospital shall not sublease the Equipment without the prior written consent of the other party, which consent shall not be unreasonably withheld. An assignment or sublease shall not relieve the assigning party or sublessor of any liability for performance of this Agreement during the remainder of the Term. Any purported assignment or sublease made without the other party’s prior written consent shall be null, void and of no force or effect.

22.3       Agreement to Perform Necessary Acts. Each party agrees to perform any further acts and execute and deliver any further documents which may be reasonably necessary or otherwise reasonably required to carry out the provisions of this Agreement.

22.4       Validity. If for any reason any clause or provision of this Agreement, or the application of any such clause or provision in a particular context or to a particular situation, circumstance or person, should be held unenforceable, invalid or in violation of law by any court or other tribunal of competent jurisdiction, then the application of such clause or provision in contexts or to situations, circumstances or persons other than that in or to which it is held unenforceable, invalid or in violation of law shall not be affected thereby, and the remaining clauses and provisions hereof shall nevertheless remain in full force and effect.

Exhibit 10.64

22.5       Attorney’s Fees and Costs. In the event of any action, arbitration or other proceedings between or among the parties hereto with respect to this Agreement, each party shall pay for their own attorneys’ fees and related costs and expenses, irrespective of which party is deemed to be the prevailing party.

22.6       Entire Agreement; Amendment. This Agreement together with the Exhibits attached hereto constitutes the full and complete agreement and understanding between the parties hereto concerning the subject matter hereof and shall supersede any and all prior written and oral agreements with regard to such subject matter. This Agreement may be modified or amended only by a written instrument executed by all of the parties hereto.

22.7       Number and Gender. Words in the singular shall include the plural, and words in a particular gender shall include either or both additional genders, when the context in which such words are used indicates that such is the intent.

22.8       Effect of Headings. The titles or headings of the various paragraphs hereof are intended solely for convenience or reference and are not intended and shall not be deemed to modify, explain or place any construction upon any of the provisions of this Agreement.

22.9       Counterparts. This Agreement may be executed in one or more counterparts by the parties hereto. All counterparts shall be construed together and shall constitute one agreement.

22.10     Governing Law and Settlement of Disputes. This Agreement shall be interpreted and enforced in accordance with the internal laws, and not the law of conflicts, of the Republic of Turkey.

Any and all disputes, arising under or in connection with this Agreement shall be settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce (ICC). The arbitral tribunal shall consist of three (3) arbitrators. The place of arbitration shall be Ankara, and the language of arbitration shall be English.

22.11     Exhibits. All exhibits attached hereto and referred to in this Agreement are hereby incorporated by reference herein as though fully set forth at length.

22.12     Ambiguities. The general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any provision of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to such ambiguous provision.

Exhibit 10.64

22.13     Representations. Each of the parties hereto represents (a) that no representation or promise not expressly contained in this Agreement has been made by any other party hereto or by any of its agents, employees, representatives or attorneys; (b) that this Agreement is not being entered into on the basis of, or in reliance on, any promise or representation by such party or individual, expressed or implied, other than such as are set forth expressly in this Agreement; (c) that it has been represented by counsel of its own choice in this matter or has affirmatively elected not to be represented by counsel; (d) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (e) it has full power and authority to execute, deliver and perform this Agreement, and (f) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or other similar action.

22.14     Non-Waiver. No failure or delay by a party to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement, or to exercise any right, power or remedy hereunder or under law or consequent upon a breach hereof or thereof shall constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy or of any such breach or preclude such party from exercising any such right, power or remedy at any later time or times.

22.15     Notices. All notices, requests, demands or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered to the party to whom notice is to be given either (a) by personal delivery (in which case such notice shall be deemed to have been duly given on the date of delivery), (b) by next business day air courier service (e.g., Federal Express or other similar service) (in which case such notice shall be deemed given on the business day following deposit with the air courier service), or (c) by mail, first class, postage prepaid, registered or certified, return receipt requested (in which case such notice shall be deemed given on the third (3rd) day following the date of mailing), and properly addressed as follows:

To EWRS:

To Hospital:	________________________________

________________________________

________________________________

________________________________

A party to this Agreement may change his, her or its address for purposes of this Section by giving written notice to the other parties in the manner specified herein.

22.16     Force Majeure. Failure to perform by either party will be excused in the event of any delay or inability to perform its duties under this Agreement directly or indirectly caused by conditions beyond its reasonable control, including, without limitation, fires, floods, earthquakes, snow, ice, disasters, acts of God, accidents, riots, wars, operation of law, strikes, governmental action or regulations, shortages of labor, fuel, power, materials, manufacturer delays or transportation problems. Notwithstanding the foregoing, all parties shall make good faith efforts to perform under this Agreement in the event of any such circumstance. Further, once such an event is resolved, the parties shall again perform their respective obligations under this Agreement.

Exhibit 10.64

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

“EWRS”

	By:	/s/ Ernest A. Bates, M.D.
Ernest A. Bates, M.D.,
Director

“HOSPITAL”	FLORENCE NIGHTINGALE HASTANESI A.S.

	By:	/s/ Dr. Sinan Nazif Aran
	Name:	Dr. Sinan Nazif Aran
	Title:	Genel idari Koordinator

Exhibit 10.64

Exhibit A

LGK AGREEMENT

NOT USED

Exhibit 10.64

Exhibit 1

HOSPITAL’S COST COMPONENT

Neurosurgeon	* per patient

Technician	* per year

Medical secretary	* per year

Recovery room	* per day

Hospital per diem charge	* daily per admission
(overnight stay for select patients only)

MRI Procedure	* per procedure

CT procedure	* per procedure

EWRS and HOSPITAL JOINT COST COMPONENT

Marketing and Promotion	[up to *] per year

On each anniversary of the first procedure date, Hospital and/or EWRS may adjust these cost components up or down, which increases or decreases shall directly correlate to increases or decreases in Hospitals and EWRS’s direct cost (excluding administrative or overhead expenses) supported by documentation reasonably satisfactory to the other party.

Any other billable Hospital services (i.e., medical supplies, lab tests, office supplies, etc.) necessary to perform a Gamma Knife procedure not expressly set forth in this exhibit will be reimbursed to Hospital at Hospital’s costs (excluding administrative or overhead expenses).